EXHIBIT 99.1

NEWS BULLETIN
M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE
FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 17, 2006

Contacts:	Paris G. Reece III	Robert N. Martin	Richard Matthews
	Chief Financial Officer	Investor Relations	Rubenstein Communications
	(303) 804-7706	(720) 977-3431	(212) 843-8267
	greece@mdch.com	bnmartin@mdch.com	rmatthews@rubenstein.com
M.D.C. HOLDINGS REPORTS 35% AND 25% INCREASES IN
FOURTH QUARTER AND FULL YEAR EARNINGS PER SHARE
2005 FOURTH QUARTER
•	Earnings per share of $4.29 vs. $3.17 in 2004, up 35%
•	Net income of $197.5 million, up 38%
•	Total revenues of $1.7 billion, a 29% increase
•	Estimated value of home orders up 9%
•	SG&A as a percent of home sales revenues 90 basis points lower than 2004
2005 FULL YEAR AND 2006 OUTLOOK
•	Earnings per share of $10.99 vs. $8.79 in 2004, up 25%
•	Net income of $505.7 million, a 29% increase from 2004
•	Total revenues of $4.9 billion, up 22%
•	Homebuilding and corporate debt-to-capital ratio, net of cash, of .28
•	After-tax return on equity of 30.6%
•	Homebuilding operating margin of 18.7% vs. 18.2% in 2004
•	Record year-end backlog valued at $2.44 billion, up 27%
•	Well-positioned for higher revenues, home closings and net income in 2006
     DENVER, Tuesday, January 17, 2006 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced net income for the quarter ended December 31, 2005 of $197.5 million, or $4.29 per share, compared with net income of $142.6 million, or $3.17 per share, for the same period in

-more-

M.D.C. HOLDINGS, INC.

2004. This earnings growth was derived primarily from increased levels of home closings and average selling prices.
     Net income for the year ended December 31, 2005 was $505.7 million, or $10.99 per share, 29% higher than the $391.2 million, or $8.79 per share, for the same period in 2004. Total revenues for the year ended December 31, 2005 reached $4.88 billion, representing an increase of 22% from revenues of $4.01 billion for the year ended December 31, 2004.
     “We are pleased to announce our 10th consecutive year of earnings growth, which we concluded with the strongest quarterly results of our 34 years in business,” said Larry A. Mizel, MDC’s chairman and chief executive officer. “The successful execution of our business model enabled us to produce exceptional returns in 2005, including after-tax returns on average equity and assets of 31% and 16%, respectively. At the same time, we continued to maintain a strong financial position, as represented by our year-end ratio of homebuilding and corporate debt-to-capital, net of cash, of .28, which ranks among the best in the homebuilding industry. In addition, we ended the year with over $1.2 billion in available cash and borrowing capacity, more than at any other time in our history.”
     Mizel continued, “Our record performance in 2005 continues a long history of earnings growth. Over the last decade, we have withstood a host of national and world-level challenges to increase our earnings at an average year-over-year growth rate of more than 40%. During this 10-year time span, we have generated improved year-over-year earnings in 36 of 40 quarterly periods, while we have grown our stockholders’ equity by 850% and improved our after-tax return on average equity by 2,200 basis points. Our robust and quality growth has propelled our Company to its prestigious investment grade status and established us as a performance leader, not only in our industry, but among all public companies in the nation. In 2005, we achieved Fortune 500 status and ranked #6 in the Barron’s 500, and we were recently named to the Forbes Platinum 400 as one of ‘America’s Best Big Companies’ for the eighth consecutive year. These accomplishments are a testament to our operating discipline, our conservative and strategic allocation of capital, the strength of our markets and the dedication of our employees and business associates throughout the country.”
     Mizel concluded, “As always, we remain committed to our goal of increasing long-term shareowner value. Our actions in pursuit of this goal have positioned us well to continue to grow and produce new Company highs for home closings, revenues and earnings in 2006.”
     Please refer to the last paragraph of this release for a discussion of factors that may impact the Company’s estimates of home closings, revenues and earnings.

-more-

M.D.C. HOLDINGS, INC.

Growth in Homebuilding Profits
     Homebuilding operating profits for the quarter and year ended December 31, 2005 were $337.8 million and $902.6 million, respectively, representing increases of 30% and 25% over profits of $260.2 million and $719.2 million, respectively, for the same periods in 2004. Homebuilding operating margins in the 2005 fourth quarter and full year improved to 19.7% and 18.7%, respectively, from 19.6% and 18.2% for comparable periods in 2004. These 2005 increases largely resulted from increased levels of home closings and higher average selling prices. The Company closed 4,951 homes and 15,307 homes, respectively, in the quarter and year ended December 31, 2005, 15% and 10% higher than home closings in the same periods in 2004. Average selling prices reached $345,100 and $313,800, respectively, for the quarter and year ended December 31, 2005, representing year-over-year increases of 13% and 11%. During the quarter and year ended December 31, 2005, the Company’s home gross margins were 27.9% and 28.4%, respectively, compared with 28.2% and 27.7% for the comparable periods in 2004.
     Paris G. Reece III, MDC’s executive vice president and chief financial officer, said, “Our record 2005 homebuilding profits are the product of our careful attention to allocating capital to homebuilding projects that generate solid risk-adjusted returns. Increased capital allocations to our long-standing operations in Arizona, Virginia and Maryland, as well as to our relatively new operations in Utah and Florida, enabled us to produce improved fourth quarter results in all of these markets. Significant increases in average selling prices of homes closed and home gross margins contributed to these improvements. As in the 2005 second and third quarters, these fourth quarter gross margin increases were offset by the impact of easing home gross margins in Nevada from last year’s extraordinary levels.
     “Home gross margins in the 2005 fourth quarter were impacted negatively relative to the 2005 third quarter and the 2004 fourth quarter by the greater mix of homes closed in California, where our average selling prices were 50% above the Company average and our home gross margins were below the Company average. Notwithstanding our lower home gross margins, our 2005 fourth quarter homebuilding operating margins were higher than margins in both the 2005 third quarter and the 2004 fourth quarter. Lower selling, general and administrative expenses as a percentage of revenues, resulting from the increased revenue production in most of our long-standing and newer markets, was the primary driver of these improved operating margins.”
     Reece continued, “Although the number of our 2005 fourth quarter home orders received was lower than orders received in the same 2004 period, the estimated sales value of our 2005 fourth quarter orders was 9% higher, resulting from the 21% increase in the average selling price

-more-

M.D.C. HOLDINGS, INC.

of home orders, compared with the year ago average price. Average home order prices rose year-over-year in almost all of our markets, with the most significant increases in Arizona, Nevada, Maryland and Florida. The extraordinary home price increases experienced in several of our markets over the past two years have moderated to more normalized levels. Nevertheless, we believe that the overall demand for new homes in most of our markets remains strong, as evidenced by the year-over-year increase in the sales value of our home orders.”
     Reece concluded, “Consistent with our commitment to create long-term value for our shareowners, we are reallocating capital from Texas to investment opportunities in other markets where we expect to generate higher risk-adjusted returns for our Company. We are continuing to build on or sell the lots we control in Texas, which we anticipate we will complete by the fall of 2006. However, we currently have no plans to enter into new contracts for the acquisition of additional land in this market. ”
Improved Financial Services Results
     Operating profits from the Company’s financial services business for the quarter and year ended December 31, 2005, increased to $11.5 million and $24.7 million, respectively, compared with $5.1 million and $18.5 million for the same periods in 2004. The increases in profits for both periods primarily were due to increases in loan origination fees earned in conjunction with record levels of mortgage loans originated. The 2005 fourth quarter also benefited from higher gains on sales of mortgage loans and loan servicing, compared with the same period in 2004.
Combination of Units Release With Earnings Release Beginning in the 2006 First Quarter
     Beginning in the first quarter of 2006, MDC will combine its announcement of quarterly home orders, home closings and backlog with the release of its quarterly earnings in an effort to provide more detailed information when releasing its quarterly results. In addition, this approach should enable the Company to provide a broader picture of its operating results and the overall trends in the market for new homes on a quarterly basis.
     MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas, Jacksonville and Salt Lake City; and among the top ten

-more-

M.D.C. HOLDINGS, INC.

homebuilders in Northern California and Southern California. MDC also has established operating divisions in West Florida, Philadelphia/Delaware Valley, Chicago, Dallas/Fort Worth and Houston. For more information about our Company, please visit www.richmondamerican.com.
Forward-Looking Statements
     Certain statements in this release, including statements regarding future home closings, revenues and earnings, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little or no control. Additional information about the risks and uncertainties applicable to the Company’s business is contained in the Company’s Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

-more-

M.D.C. HOLDINGS, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
REVENUES
Homebuilding	$1,713,910	$1,328,019	$4,820,638	$3,951,644
Financial Services	22,154	15,588	62,035	56,610
Corporate	28	249	1,487	818

Total Revenues	$1,736,092	$1,343,856	$4,884,160	$4,009,072

OPERATING PROFITS
Homebuilding	$337,791	$260,176	$902,576	$719,197
Financial Services	11,492	5,108	24,730	18,483

Operating Profit	349,283	265,284	927,306	737,680
Corporate general and administrative expense, net	(33,752)	(33,344)	(118,543)	(100,766)

Income before income taxes	315,531	231,940	808,763	636,914
Provision for income taxes	(118,052)	(89,317)	(303,040)	(245,749)

Net Income	$197,479	$142,623	$505,723	$391,165

EARNINGS PER SHARE
Basic	$4.43	$3.31	$11.48	$9.19

Diluted	$4.29	$3.17	$10.99	$8.79

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	44,605	43,117	44,046	42,560

Diluted	46,068	44,960	46,036	44,498

DIVIDENDS DECLARED PER SHARE	$.250	$.115	$.760	$.434

-more-

M.D.C. HOLDINGS, INC.
Information on Business Segments
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Homebuilding
Home sales	$1,708,734	$1,316,913	$4,802,875	$3,932,013
Land sales	430	7,059	2,995	8,898
Other revenues	4,746	4,047	14,768	10,733

Total Homebuilding Revenues	1,713,910	1,328,019	4,820,638	3,951,644

Home cost of sales	1,231,976	945,385	3,440,858	2,843,543
Land cost of sales	365	7,467	1,861	8,783
Marketing	77,628	60,864	236,322	198,541
General and administrative	66,150	54,127	239,021	181,580

Total Homebuilding Expenses	1,376,119	1,067,843	3,918,062	3,232,447

Homebuilding Operating Profit	337,791	260,176	902,576	719,197

Financial Services
Interest revenues	772	1,015	2,782	3,838
Origination fees	11,048	7,264	32,476	24,728
Gains on sales of mortgage servicing	1,631	550	4,221	2,093
Gains on sales of mortgage loans, net	7,327	5,752	18,699	22,657
Mortgage servicing and other	1,376	1,007	3,857	3,294

Total Financial Services Revenues	22,154	15,588	62,035	56,610

General and administrative	10,662	10,480	37,305	38,127

Financial Services Operating Profit	11,492	5,108	24,730	18,483

Total Operating Profit	349,283	265,284	927,306	737,680

Corporate
Interest and other revenues	28	249	1,487	818
Other general and administrative expenses	(33,780)	(33,593)	(120,030)	(101,584)

Income Before Income Taxes	$315,531	$231,940	$808,763	$636,914

-more-

M.D.C. HOLDINGS, INC.
Selected Financial Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	December 31,	December 31,	December 31,
	2005	2004	2003
BALANCE SHEET DATA
Stockholders’ Equity Per Share Outstanding	$43.74	$32.80	$24.06

Stockholders’ Equity	$1,952,109	$1,418,821	$1,015,920
Homebuilding and Corporate Debt	996,297	746,310	500,179

Total Capital (excluding mortgage lending debt)	$2,948,406	$2,165,131	$1,516,099

Cash and Cash Equivalents	$221,273	$408,150	$173,565
Unrestricted Cash and Available Borrowing Capacity Under Lines of Credit	$1,231,340	$1,050,954	$779,407

Ratio of Homebuilding and Corporate Debt to Equity	.51	.53	.49
Ratio of Homebuilding and Corporate Debt to Capital	.34	.34	.33
Ratio of Homebuilding and Corporate Debt to Capital (net of cash)	.28	.19	.24

Housing Completed or Under Construction Inventories	$1,266,901	$851,628	$732,744
Land and Land Under Development Inventories	$1,656,198	$1,109,953	$763,569

Corporate and Homebuilding Interest Capitalized Interest Capitalized in Inventories at Beginning of Year	$24,220	$20,043	$17,783
Interest Incurred During the Year	51,872	32,879	26,779
Interest in Home and Land Cost of Sales for the Year	(34,093)	(28,702)	(24,519)

Interest Capitalized in Inventories at End of Year	$41,999	$24,220	$20,043

Interest Capitalized as a Percent of Inventories	1.4%	1.2%	1.3%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
OPERATING DATA
Interest in Home Cost of Sales as a Percent of Home Sales Revenues	0.7%	0.6%	0.7%	0.7%
Homebuilding and Corporate SG&A as a Percent of Home Sales Revenues	10.4%	11.3%	12.4%	12.3%
Depreciation and Amortization	$19,907	$13,150	$54,425	$41,906

Home Gross Margins	27.9%	28.2%	28.4%	27.7%

Cash Provided by (Used in) Operating Activities	$128,498	$170,368	$(425,378)	$(23,864)
Cash Provided by (Used in) Investing Activities	$(4,771)	$(2,834)	$(22,889)	$(29,917)
Cash Provided by (Used in) Financing Activities	$(32,575)	$187,533	$261,390	$288,366

After-Tax Return on Revenues	11.4%	10.6%	10.4%	9.8%
After-Tax Return on Average Assets	N/A	N/A	15.8%	17.0%
After-Tax Return on Average Equity	N/A	N/A	30.6%	33.0%

-more-

M.D.C. HOLDINGS, INC.
Selected Financial Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2005	2004	2003	2002	2001
FIVE-YEAR TRENDS
Total Revenues	$4,884,160	$4,009,072	$2,920,070	$2,318,524	$2,125,874
Year-Over-Year Increase	21.8%	37.3%	25.9%	9.1%	21.4%

Net Income	$505,723	$391,165	$212,229	$167,305	$155,715
Year-Over-Year Increase	29.3%	84.3%	26.9%	7.4%	26.3%

Diluted Earnings Per Share	$10.99	$8.79	$4.90	$3.83	$3.64
Year-Over-Year Increase	25.0%	79.4%	27.9%	5.2%	23.4%

After-Tax Return on Revenues	10.4%	9.8%	7.3%	7.2%	7.3%

After-Tax Return on Average Assets	15.8%	17.0%	12.1%	12.0%	13.3%

After-Tax Return on Average Equity	30.6%	33.0%	24.0%	23.0%	27.4%

-more-

M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,	December 31,
	2005	2004	2003
LOTS OWNED AND CONTROLLED
Lots Owned	23,445	20,760	16,351
Lots Under Option	18,819	21,164	12,251
Homes Under Construction (including models)	6,891	5,573	4,754

LOTS OWNED AND CONTROLLED BY MARKET
(excluding homes under construction)
Arizona	11,035	11,151	5,258
California	5,372	4,428	3,512
Colorado	5,837	5,859	5,206
Florida	4,403	3,574	875
Illinois	616	711	- -
Maryland	1,852	1,856	1,767
Nevada	5,455	5,775	5,359
Philadelphia/Delaware Valley	1,754	1,035	- -
Texas	551	2,336	2,203
Utah	1,382	1,078	1,220
Virginia	4,007	4,121	3,202

Total Company	42,264	41,924	28,602

ACTIVE SUBDIVISIONS
Arizona	54	32	38
California	34	22	26
Colorado	57	53	49
Florida	19	18	9
Illinois	8	1	- -
Maryland	11	11	9
Nevada	43	31	17
Philadelphia/Delaware Valley	7	2	- -
Texas	21	24	11
Utah	18	22	11
Virginia	20	26	28

Total Company	292	242	198

Average for Quarter Ended	287	237	200

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
AVERAGE SELLING PRICE PER HOME CLOSED
Arizona	$255.0	$194.0	$227.2	$192.7
California	517.5	534.3	512.6	459.5
Colorado	288.0	266.6	286.3	265.3
Florida	268.2	182.0	219.9	180.6
Illinois	357.2	496.9	389.4	496.9
Maryland	528.8	448.1	482.8	419.6
Nevada	318.2	279.6	305.8	247.2
Philadelphia/Delaware Valley	379.4	- -	369.6	- -
Texas	165.7	156.9	160.6	157.7
Utah	244.4	199.0	226.4	184.7
Virginia	577.0	450.4	527.1	436.8
Company Average	$345.1	$304.6	$313.8	$283.4

-more-

M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Orders for Homes, net (units)
Arizona	587	962	3,627	4,066
California	323	270	2,060	2,034
Colorado	348	465	2,075	2,276
Florida	127	154	1,044	446
Illinois	35	12	148	20
Maryland	58	86	423	341
Nevada	505	185	3,293	2,596
Philadelphia/Delaware Valley	35	22	191	23
Texas	109	160	781	807
Utah	212	180	953	753
Virginia	66	166	739	886

Total	2,405	2,662	15,334	14,248

Estimated Value of Orders for Homes, net	$830,000	$760,000

Estimated Average Selling Price of Orders for Homes, net	$345.1	$285.5

Order Cancellation Rate	33.8%	32.0%	23.7%	25.3%

Homes Closed (units)
Arizona	1,121	913	3,671	3,256
California	864	704	2,102	2,346
Colorado	575	715	2,190	2,318
Florida	251	201	1,083	452
Illinois	46	2	86	2
Maryland	137	134	397	385
Nevada	1,165	849	3,016	2,736
Philadelphia/Delaware Valley	15	- -	33	- -
Texas	183	254	799	694
Utah	264	199	904	615
Virginia	330	352	1,026	1,072

Total	4,951	4,323	15,307	13,876

Backlog (units)	December 31,	December 31,
	2005	2004
Arizona	2,099	2,143
California	765	807
Colorado	577	692
Florida	599	638
Illinois	80	18
Maryland	251	225
Nevada	1,023	746
Philadelphia/Delaware Valley	181	23
Texas	238	256
Utah	338	289
Virginia	381	668

Total	6,532	6,505

Backlog Estimated Sales Value	$2,440,000	$1,920,000

Estimated Average Selling Price of Homes in Backlog	$373.5	$295.2

-###-